Exhibit 10.7
Final
NEWELL RUBBERMAID
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Traditional SERP Benefit
Effective January 1, 2008

NEWELL RUBBERMAID
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Traditional SERP Benefit
(Effective January 1, 2008)

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NEWELL RUBBERMAID
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Traditional SERP Benefit
(Effective January 1, 2008)
INTRODUCTION & HISTORY
The Plan
Effective January 1, 1982, Newell Operating Company (the “Company”) originally established the Supplemental Retirement Plan for Key Executives (the “1982 Plan”), which was established to provide supplemental retirement benefits for an eligible Vice President or an eligible President or Above, and was subsequently amended and restated several times thereafter.
Effective January 1, 2004, the Company renamed the 1982 Plan as the Newell Rubbermaid Supplemental Executive Retirement Plan (the “2004 Plan”) and its benefit as the “Traditional SERP Benefit” and adopted the Newell Rubbermaid Retirement Choice Program (described below).
Effective January 1, 2007, the Company amended the 2004 Plan to (i) suspend participation of future executives in the 2004 Plan and (ii) modify the determination of a Participant’s bonus for purposes of the SERP benefit formula.
Effective January 1, 2008, the Company hereby amends and restates the 2004 Plan to incorporate changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations thereunder (described below), as provided in the plan hereunder (the “Plan”).
Newell Rubbermaid Retirement Choice Program (2004)
Effective January 1, 2004, the Company adopted the Newell Rubbermaid Retirement Choice Program (the “Program”) regarding the Traditional SERP Benefit under the 2004 Plan and established the SERP Cash Account benefit under the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan (the “2002 Deferred Compensation Plan”).
Under the Program, each existing Vice President (a corporate non-Executive Vice President of Newell Rubbermaid Inc., and a subsidiary Vice President, as designated by the Company) participating in the 1982 Plan as of December 31, 2003 made a one-time, irrevocable election to (i) remain in the 2004 Plan for the Traditional SERP Benefit or (ii) cease participation in the Traditional SERP Benefit and participate in the new SERP Cash Account benefit under the 2002 Deferred Compensation Plan. If the Vice President elected to participate in the SERP Cash Account, the equivalent lump sum amount of his benefit under the 1982 Plan was transferred to his SERP Cash Account under the 2002 Deferred Compensation Plan (and he therefore ceased to have any benefit under the 2004 Plan).
Further, each existing President or Above (the Chief Executive Officer and an Executive Vice President or Senior Vice President of Newell Rubbermaid Inc., and a Division President, as designated by the Company) participating in the 1982 Plan as of December 31, 2003 (i) remained in the 2004 Plan for the Traditional SERP Benefit and (ii) began participation in the SERP Cash Account. His opening balance under the SERP Cash Account was equal to the equivalent lump sum amount of his benefit under the 1982 Plan (with such SERP Cash Account used as an offset of the Traditional SERP Benefit).

Thereafter, a President or Above who became eligible for the 2004 Plan as a President or Above on or after January 1, 2004 (including therefore any previous or future Vice President promoted to President or Above) participated in both the (i) 2004 Plan for the Traditional SERP Benefit (but with a 50% SERP formula, except that a Vice President who elected to remain in the Traditional SERP Benefit continued to participate in the 67% SERP formula) and (ii) 2002 Deferred Compensation Plan for the SERP Cash Account benefit, with prospective benefits as provided thereunder.
The Traditional SERP Benefit of each President or Above under the 2004 Plan is offset by any amounts in his SERP Cash Account. The Vice Presidents who elected to remain in the 2004 Plan for the Traditional SERP Benefit do not participate in the SERP Cash Account benefit under the 2002 Deferred Compensation Plan.
Section 409A Compliance (2008)
Effective January 1, 2008, the 2004 Plan is hereby amended and restated to comply with Section 409A of the Code and, in connection therewith, the Traditional SERP Benefit for a (i) President or Above will be paid in a lump sum payment or installments at the same time and form of payment as his SERP Cash Account and (ii) Vice President will be paid independently of the Newell Rubbermaid Pension Plan.

ARTICLE I
NAME, PURPOSE, LEGAL STATUS
1.1	Name. The Plan hereunder shall be known as the Newell Rubbermaid Supplemental Executive Retirement Plan (the “Plan”), providing the Traditional SERP Benefit thereunder effective January 1, 2008.

1.2	Purpose. The purpose of the Plan and its Traditional SERP Benefit is to provide supplemental retirement and death benefits for an eligible Vice President or President or Above who had become a participant of the 2004 Plan before January 1, 2007.

1.3	Plan. Effective January 1, 2008, the Plan shall apply to each Covered Executive. The Plan shall supersede the 2004 Plan for each Covered Executive and, therefore, shall exclusively govern the vesting, entitlement, calculation and payment of the benefit of a Covered Executive under the Plan and 2004 Plan.

1.4	2004 Plan. Effective January 1, 2008, the 2004 Plan shall continue to apply to each participant or beneficiary of the 2004 Plan who is not a Covered Executive. The 2004 Plan, therefore, shall govern the benefits payable to a Grandfathered Participant and Interim Participant, as such terms are defined in Article XIV, except that (i) the 2004 Plan shall be considered amended as provided in Article XIV for each Interim Participant to comply with Section 409A of the Code for the period from January 1, 2005 through December 31, 2007 and as otherwise provided in Article XIV and (ii) the Plan shall apply regarding the reemployment of any Interim Participant.

1.5	ERISA Status. The Company intends the Plan to be an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.6	Code Section 409A. The Company intends the Plan to comply with Section 409A of the Code, but does not warrant or guarantee compliance therewith, in accordance with Section 10.9.

ARTICLE II
GENERAL DEFINITIONS
2.1	“Actuarial Assumptions” means the interest rate and mortality assumptions as defined in (i) Section 6.5, for a President or Above or (ii) Section 7.8, for a Vice President.

2.2	“Affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.3	“Affiliated Group” means (i) the Company and (ii) all Affiliates.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company or an Affiliate within the meaning of Section 409A of the Code.

2.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.7	“Commencement Effective Date” refers to the effective date of commencement of the SERP retirement benefit under Article VII of a Participant who is a Vice President and means the first day of the month after the later of (i) the age elected by him for the commencement of his retirement benefit under Section 7.10 or (ii) his Separation from Service.

2.8	“Committee” means the Newell Rubbermaid Benefit Plans Administrative Committee, or its designee.

2.9	“Company” means Newell Operating Company, a Delaware corporation, and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Newell Operating Company with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

2.10	“Covered Executive” means each individual who was a participant of the 2004 Plan and (i) had not Separated from Service by December 31, 2007 and continues to be eligible for the Plan as determined by the Committee or (ii) was employed by the Company or an Affiliate on or after January 1, 2005, had Separated from Service by December 31, 2007, was vested under the 2004 Plan and had not commenced benefits under the 2004 Plan by December 31, 2007.

2.11	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12	“Early Retirement Date” of a Participant who is a Vice President means the first day of the month coincident with or next following the date he has both (i) reached his 60th birthday and (ii) been credited with at least 15 Years of Early Retirement Service.

2.13	“New High Level Executive” means a Participant who had first became eligible (or reeligible) for the 2004 Plan as a President or Above on or after January 1, 2004 and before January 1, 2007. A New High Level Executive, therefore, may have included any Vice President promoted to President or Above, including a Vice President who elected under the Newell Rubbermaid Retirement Choice Program effective January 1, 2004 to (i) continue to participate in the 2004 Plan for the Traditional SERP Benefit or (ii) participate in the SERP Cash Account.

2.14	“1982 Plan” means the Newell Rubbermaid Supplemental Retirement Plan for Key Executives, as in effect prior to January 1, 2004.

2.15	“Normal Retirement Date” of a Participant means the first day of the month coincident with or next following the later of his (i) 65th birthday or (ii) Separation from Service.

2.16	“Participant” means each Covered Executive who becomes a Participant in the Plan under Section 3.1 and continues to be a Participant under Section 3.3.

2.17	“Participating Affiliate” means Newell Rubbermaid Inc. or an Affiliate which adopts the Plan with the consent of the Company.

2.18	“Pension Plan” means the Newell Rubbermaid Pension Plan.

2.19	“Plan” or “SERP” means the Newell Rubbermaid Supplemental Executive Retirement Plan, as provided in the plan hereunder and as the successor to the 2004 Plan effective January 1, 2008.

2.20	“Plan Year” means the calendar year.

2.21	“Preretirement Date” means the first day of the month coincident with or next following the date of a Participant’s death (regardless, in the case of a Vice President, of whether he has reached his Early Retirement Date).

2.22	“President or Above” means the Chief Executive Officer and an Executive Vice President or Senior Vice President of Newell Rubbermaid Inc., and a Division President of the Affiliated Group, as designated by the Company.

2.23	“SERP Cash Account” means the Company Contribution Sub-Account maintained for a Participant under the 2008 Deferred Compensation Plan.

2.24	“SERP Accrued Monthly Benefit” means the benefit amount of a Participant determined under Section 4.1 (as the amount payable as of his Normal Retirement Date, as provided thereunder), calculated as of his Separation from Service (or, if earlier, date of death), except as otherwise provided by the Plan.

2.25	“SERP Transfer Date” refers to the effective date of the calculation and transfer of the SERP retirement benefit under Article VI or preretirement death benefit under Article VIII of a Participant who is a President or Above to the 2008 Deferred Compensation Plan and means the January 1st immediately following his (i) Separation from Service, with respect to his SERP retirement benefit under Article VI or (ii) death, with respect to his SERP preretirement death benefit under Article VIII.

2.26	“Separation from Service” (or any derivation thereof) means a termination of employment or service with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any Affiliate to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.
2.27	“Traditional SERP Benefit” means the benefit provided in the Plan hereunder, effective January 1, 2008.

2.28	“2002 Deferred Compensation Plan” means the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan.

2.29	“2004 Plan” means the Newell Rubbermaid Supplemental Executive Retirement Plan, as in effect from January 1, 2004 through December 31, 2007.

2.30	“2008 Deferred Compensation Plan” means the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, which succeeded the 2002 Deferred Compensation Plan and pays benefits originally accrued thereunder.

2.31	“Vice President” means a corporate non-Executive Vice President of Newell Rubbermaid Inc., and a Vice President of the Affiliated Group, as designated by the Company.

2.32	“Years of Credited Service” of a Participant means his years as defined in Section 4.3, unless otherwise determined by the Committee or provided under the terms of his employment agreement with the Company or an Affiliate.

2.33	“Years of Early Retirement Service” of a Participant who is a Vice President means his years of vesting service under the Pension Plan, unless otherwise determined by the Committee or provided under the terms of his employment agreement with the Company or an Affiliate.

ARTICLE III
PARTICIPATION
3.1	Covered Executive. Effective as of January 1, 2008, each Covered Executive shall become a Participant in the Plan. No further individual shall become a Participant in the Plan (or otherwise re-participate therein). (Effective January 1, 2007, the 2004 Plan suspended the participation of any new executive, or re-participation of any previous participant, in the 2004 Plan.)

3.2	Payment Elections. A Participant shall make the following elections regarding the time and form of payment of his benefit under the Plan (as applicable):
(a)	President or Above. A Participant who is a President or Above as of December 31, 2007 shall make an election regarding the form of payment of his SERP Cash Account under the 2008 Deferred Compensation Plan, which election will govern the form of payment of his SERP retirement benefit under Article VI.

(b)	Vice President. A Participant who is a Vice President as of December 31, 2007 shall make an election under Section 7.10 to specify an age under his Commencement Effective Date for the payment of his SERP retirement benefit under Article VII.
Each Participant shall make the foregoing elections at such times prescribed by the Committee therefor, provided each election and the time and manner of such elections comply with Section 409A of the Code.

3.3	Continued Participation. A Participant’s active participation in the Plan shall be suspended upon his employment status change under Section 4.7 or Separation from Service. Further, a Participant shall cease to be a Participant upon his non-vested Separation from Service under Section 5.3 or the complete transfer or payment of his benefit under the Plan. Thereafter, in any foregoing case, the Participant shall not reparticipate in the Plan under any circumstances, including upon his reemployment with the Affiliated Group.

ARTICLE IV
SERP FORMULA
4.1	SERP Accrued Monthly Benefit. A Participant’s “SERP Accrued Monthly Benefit” means the following monthly amount, payable as of his Normal Retirement Date:
(a)	Gross Benefit: 67% times his Final Average Monthly Pay (under Section 4.2), times his Years of Credited Service (under Section 4.3) up to 25 divided by 25;

(b)	less his Pension Plan Benefit (under Section 4.4); and

(c)	less his Social Security Benefit (under Section 4.5),

(d)	Equals his SERP Accrued Monthly Benefit (but not below zero).
However, in the case of a Participant who is a New High Level Executive (other than a Vice President under the 2004 Plan who elected under the Newell Rubbermaid Retirement Choice Program effective January 1, 2004 to continue to participate in the 2004 Plan for the Traditional SERP Benefit), “50%” shall be substituted for “67%” in the foregoing formula.

4.2	Final Average Monthly Pay. For purposes of this Article, a Participant’s “Final Average Monthly Pay” is the sum of his Annual Compensation (as defined herein) during the five consecutive calendar years in which his Annual Compensation was the highest, divided by 60 months. If the Participant has not been employed with the Company and Participating Affiliates for five full calendar years, his Final Average Monthly Pay is the monthly average of his Annual Compensation while employed with the Company and Participating Affiliates. For purposes of this Section:
(a)	Annual Compensation. A Participant’s “Annual Compensation” is his base salary and bonus from the Company and Participating Affiliates paid during a calendar year (including any years prior to his participation in the Plan or 2004 Plan). The Participant’s Annual Compensation, therefore, is not reduced by any elective contributions from his base salary or bonus made under the Newell Rubbermaid 401(k) Savings and Retirement Plan, 2008 Deferred Compensation Plan, 2002 Deferred Compensation Plan or any Code Section 125 plan maintained by the Company or a Participating Affiliate.

(b)	Cash Bonus Plan. For purposes of subsection (a), a Participant’s “bonus” is the actual amount of a bonus paid to him under a cash bonus plan or program of the Company or a Participating Affiliate. However, effective for a Participant whose initial employment date with the Company or a Participating Affiliate precedes January 1, 2006 and with respect to a bonus paid to him in any year beginning on or after January 1, 2007, his “bonus” shall be the amount of the bonus which would have been paid to him in such year if the bonus formula in effect for calendar year 2005 with respect to his current job classification under the Newell Rubbermaid Inc. Management Cash Bonus Plan or such other cash bonus plan or program of the Company or Participating Affiliate which was or would be applicable to him (for purposes of this Section, a “Cash Bonus Plan”) was applied to determine the bonus paid to him in such year, as determined by the Company.

(c)	Transition Stock Awards. Notwithstanding subsection (a), a Participant’s “base salary and bonus” in any event shall not include restricted stock awards made in 2005 and 2006 under the Newell Rubbermaid Inc. Long-Term Incentive Plan in connection with the reduction of his target bonus opportunity under a Cash Bonus Plan.

4.3	Years of Credited Service. For purposes of this Article and the Plan, a Participant’s “Years of Credited Service” are his whole and fractional years of continuous service which begin and end on the following dates:
(a)	Begins. A Participant’s Years of Credited Service begin on his “credited service date,” i.e., the date of his initial employment as an employee with the Company or an Affiliate, but starting no sooner than the date any such Affiliate is owned by the Company or an Affiliate. The Participant’s credited service date, therefore, may precede the date of his participation in the 2004 Plan or promotion to Vice President or President or Above.

(b)	Ends. A Participant’s Years of Credited Service end on the date of his Separation from Service (or, if earlier, the suspension of his participation in the Plan under Section 3.3).
A Participant shall receive a (i) whole year for each 365 days of continuous service (or, for leap years, 366 days) and (ii) fractional year equal to his days of continuous service divided by 365 days (or, for leap years, 366 days).

4.4	Pension Plan Benefit. For purposes of this Article, a Participant’s “Pension Plan Benefit” means his following monthly amount under the Pension Plan, determined using the benefit formula(s) in effect under the Pension Plan as of December 31, 2004, and as applicable or would be applicable to the Participant if the Pension Plan had not suspended future benefit accruals and new participants effective December 31, 2004 (as such benefit formula(s) are incorporated herein by reference), based on his marital status on his (i) SERP Transfer Date, for a President or Above or (ii) Commencement Effective Date, for a Vice President; as follows:
(a)	Married Participant. If the Participant is married (and has been married to the same spouse for the one year period ending on his SERP Transfer Date or Commencement Effective Date, as applicable), the Pension Plan Benefit is the monthly amount from the Pension Plan payable as of his Normal Retirement Date in a qualified joint and 50% survivor annuity with his spouse as the beneficiary under the Pension Plan (and without regard to the amount, if any, actually being paid as of his Normal Retirement Date).

(b)	Single Participant. If the Participant is not so married under subsection (a), the Pension Plan Benefit is the monthly amount from the Pension Plan payable as of his Normal Retirement Date in a single life annuity under the Pension Plan (and without regard to the amount, if any, actually being paid as of his Normal Retirement Date).
A Participant’s Pension Plan Benefit, therefore, (i) includes the benefit he would have received from the Pension Plan had the Pension Plan not been frozen or suspended for new participants effective December 31, 2004 and (ii) is determined without regard to his vested status under the Pension Plan. Further, a Participant’s Pension Plan Benefit, to the extent applicable, shall be based on the actuarial assumptions under the Pension Plan as in effect on December 31, 2007 (regardless if subsequently changed).

4.5	Social Security Benefit. For purposes of this Article, a Participant’s “Social Security Benefit” means the monthly amount of his primary Social Security benefit payable as of his Normal Retirement Date, based on his service and earnings under the Social Security Act as of his Separation from Service, projected with level earnings thereunder based on his most recent compensation with the Company and Participating Affiliates and assuming no increases in the Taxable Wage Base under the Social Security Act. A Participant’s Social Security Benefit,

therefore, is determined without regard to the actual amount of his monthly Social Security benefit as of his Normal Retirement Date.
4.6	SERP Cash Account. A Participant’s SERP Accrued Monthly Benefit shall be offset in the manner provided under Article VI or VIII or as otherwise provided under the Plan for the amount of his SERP Cash Account (if any), determined without regard to his vested status in the SERP Cash Account. Further, the foregoing reduction for the Participant’s SERP Cash Account shall apply to his entire SERP Cash Account, including, therefore, the portion thereof attributable to (i) in the case of a New High Level Executive who was a Vice President that elected to join the SERP Cash Account effective January 1, 2004, his benefit under the 2004 Plan transferred as an equivalent lump sum amount to the SERP Cash Account or (ii) in the case of a President or Above, the opening balance under the SERP Cash Account equal to his benefit under the 2004 Plan as an equivalent lump sum amount.

4.7	Suspension Upon Employment Status Change. Upon a Participant’s employment status change while remaining employed with the Affiliated Group (other than his promotion from a Vice President to a President or Above under Section 4.8), including but not limited to his (i) transfer from a President or Above or Vice President to a lesser status, (ii) transfer to a non-Participating Affiliate or (iii) cessation of eligibility for the Plan, in each foregoing case as determined by the Company, he shall cease to accrue further increases to his SERP Accrued Monthly Benefit and the amount thereof shall be calculated as if he Separated from Service on the date of his employment status change, but his vested status and the payment of his benefit under the Plan will be subject to the remaining provisions of the Plan (including, in the case of a President or Above, the offset for his SERP Cash Account). Further, the Participant shall continue to be credited with (i) Years of Credited Service to determine his vested status for involuntary termination purposes under Section 5.1(b) and (ii) Years of Early Retirement Service for purposes of his Early Retirement Date (as applicable only to a Vice President).

4.8	Promotion to President or Above. If, after January 1, 2008, a Participant who is a Vice President is promoted to a President or Above, his SERP Accrued Monthly Benefit as of his SERP Transfer Date shall be reduced by his SERP Accrued Monthly Benefit calculated as of the date of his promotion to President or Above (his “Vice President Accrued Benefit”) to reach his remaining SERP Accrued Monthly Benefit (his “President Accrued Benefit”). The Participant’s (i) Vice President Accrued Benefit shall be paid to him under the terms of Article VII or IX (as applicable), substituting his Vice President Accrued Benefit for his SERP Accrued Monthly Benefit thereunder and (ii) President Accrued Benefit (less his SERP Cash Account) shall be transferred to the 2008 Deferred Compensation Plan pursuant to the terms of Article VI or VIII (as applicable), by substituting his President Accrued Benefit for his SERP Accrued Monthly Benefit thereunder, but the SERP Lump Sum Amount under Article VI or VIII (as applicable) shall be paid solely in a lump sum payment (notwithstanding any contrary provision of the 2008 Deferred Compensation Plan).

ARTICLE V
VESTING
5.1	Vesting Requirements. A Participant shall become “vested” in his Traditional SERP Benefit under any following circumstance:
(a)	Employment At Age 60. He is employed as an employee on or after his 60th birthday with the Company or any Affiliate (regardless of his Years of Credited Service).

(b)	Involuntary Termination With 15 Years. He (i) is involuntarily terminated from employment with all members of the Affiliated Group before his 60th birthday and (ii) has at least 15 Years of Credited Service; subject to Section 5.6.

(c)	Rule of 75 Vesting. He qualifies for “rule of 75” vesting under Section 5.2.

(d)	Change In Control. Upon a change in control (as defined in the Newell Rubbermaid Inc. 2003 Stock Plan, as amended from time to time).

(e)	Employee of Sold Business. He (i) has been credited with at least 15 Years of Credited Service, (ii) is employed with a member or division of the Affiliated Group on the date of the sale of such member or division to an independent person and (iii) continues employment with the member or division immediately following thereafter.

(f)	Death During Employment. He dies before his Separation from Service (regardless of the number of his Years of Credited Service).

(g)	Employment Agreement. If and as provided under the terms of his employment agreement with the Company or an Affiliate, including upon termination following a change in control as provided thereunder.

(h)	Committee Discretion. Under such other circumstances as determined by the Committee in its sole and absolute discretion.
Once vested, the Participant shall be entitled to a retirement benefit from the Plan under Article VI or VII (as applicable) or a preretirement death benefit under Article VIII or IX (as applicable). Notwithstanding any provision of the Plan, a Participant must be vested under this Section in order for he or his spouse or beneficiary to be entitled to receive benefits from the Plan.

5.2	Rule of 75 Vesting. Subject to the requirements set forth below, a Participant shall become fully vested in his Traditional SERP Benefit if, as of the date of his retirement with the Affiliated Group without Cause, as determined by Newell Rubbermaid Inc. (in this Section, Company), (i) he is at least age 55, (ii) he has at least five years of credited service (as defined herein) and (iii) the sum of his whole and fractional years of age and credited service equals or exceeds 75.

For purposes of this Section, the term “credited service” means his period of employment with the Affiliated Group (including any predecessor company or business acquired by the Affiliated Group, provided he was immediately employed by the Affiliated Group), as defined by the Company. Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of 30 days. The term “Cause” means the

Participant’s unsatisfactory performance or conduct detrimental to the Affiliated Group, as solely determined by the Company.
As a condition to becoming vested under this Section, a Participant must execute and deliver to the Company an agreement, in the form prescribed by the Company, an in accordance with procedures established by the Company, that he will not solicit employees, customers or suppliers of the Affiliated Group, or compete with the Affiliated Group, and that he releases all claims against the Affiliated Group. The foregoing agreement must become effective and irrevocable in accordance with its terms no later than the first business day of the seventh month following the Participant’s Separation from Service. If he fails to furnish any such agreement, or if the agreement furnished by him has not become effective and irrevocable by the first business day of the seventh month after his Separation from Service, he will not be entitled to the payment of his Traditional SERP Benefit that would become vested under this Section.

5.3	Non-Vested Separation From Service. If a Participant Separates from Service with the Affiliated Group before becoming vested under this Article, his benefit under the Plan shall be immediately forfeited. If he is ever reemployed with the Affiliated Group, his benefit under the Plan (or under the 2004 Plan or 1982 Plan) will not be reinstated thereunder.

5.4	Forfeiture Events. Even if a Participant is vested under this Article, he shall cease to be vested, and thereafter not be entitled to any benefit from the Plan (regardless of whether it commenced, was paid or transferred from the Plan), under any following circumstance:
(a)	At any time because of any act or failure to act on his part which constitutes fraud, misappropriation, theft or embezzlement of funds of the Company or an Affiliate or an intentional breach of fiduciary duty, including a breach of the Company or Affiliate’s Code of Business Conduct involving the Company or an Affiliate.

(b)	At any time he engages in competition with, or work for another business entity in competition with, the Company or an Affiliate in the areas that it serves.

(c)	At any time he makes any unauthorized disclosure of any trade or business secrets or privileged information acquired during his employment with the Company or an Affiliate.

(d)	At any time he is convicted of a felony connected with his employment by the Company or an Affiliate.

(e)	At any time he makes a material misrepresentation in any form or document provided by him to or for the benefit of the Company or an Affiliate.
5.5	Repayment of Benefits. In the event a Participant ceases to be vested under Section 5.4, or fails to comply with the agreement required under Section 5.2, and he has received benefits from the Plan or the 2008 Deferred Compensation Plan (including a lump sum payment), the Participant (or, if applicable, his estate or beneficiary) shall repay to the Company the full amount of the Plan benefits (with interest based on the interest rate(s) under the definition of Actuarial Assumptions under Section 7.8 for the year(s) benefits were made to the Participant) within 30 days of written demand by the Committee. The foregoing written demand shall contain the forfeiture event or agreement violated by the Participant, the factual circumstances supporting such violation and his appeal rights under Section 11.2. Following repayment, the Participant may appeal the forfeiture of his Plan benefit pursuant to Section 11.2.

5.6	Release For Involuntary Termination. The payment of any benefit under the SERP to a Participant who becomes vested in such benefit pursuant to Section 5.1(b) before attaining age 60, and before his date of death, is conditioned upon the prior execution by such Participant of a release, in a form satisfactory to the Company, whereby the Participant fully releases the Company, all of its Affiliates, the Committee and all of their respective officers, employees, directors and agents, from any and all rights and claims that such Participant, or his heirs, representatives, successors and assigns, may at any time have with respect to the receipt of benefits under the SERP. The release must become effective and irrevocable in accordance with its terms no later than the first business day of the seventh month following the Participant’s Separation from Service. If he fails to furnish the release, or if the release furnished by him has not become effective and irrevocable by the first business day of the seventh month after his Separation from Service, then he will not be entitled to any payment under the Plan.

ARTICLE VI
RETIREMENT BENEFIT
(President or Above)
6.1	Retirement Benefit. If a Participant is a President or Above, is vested under Article V and incurs a Separation from Service (in this Article, a “Participant”), he shall be entitled to a “retirement benefit” from the Plan payable to him at the same time and form of payment as the Participant’s SERP Cash Account under the 2008 Deferred Compensation Plan.

6.2	Transfer To 2008 Plan. To effect the payment under Section 6.1, the Participant’s SERP Lump Sum Amount (under Section 6.3) shall be credited to his SERP Cash Account under the 2008 Deferred Compensation Plan effective as of his SERP Transfer Date. The payment or commencement of the Participant’s retirement benefit from the 2008 Deferred Compensation Plan shall be subject to the terms and conditions of the 2008 Deferred Compensation Plan.

6.3	SERP Lump Sum Amount. For purposes of this Article, a Participant’s “SERP Lump Sum Amount” shall equal the following amount as of his SERP Transfer Date:
(a)	The actuarial present value of his SERP Accrued Monthly Benefit payable in his Normal Annuity Form (under Section 6.4), using the Actuarial Assumptions in effect for the calendar year of his Separation from Service, and calculated as a “deferred annuity” (i.e., as the actuarial present value of the foregoing benefit commencing as of his Normal Retirement Date, then discounted to the SERP Transfer Date); and

(b)	less the amount of his SERP Cash Account as of the SERP Transfer Date,

(c)	Equals his SERP Lump Sum Amount (but not below zero).
However, if the Participant’s SERP Transfer Date is on or after his Normal Retirement Date, the actuarial present value of the benefit under subsection (a) shall be calculated as an “immediate annuity” (i.e., as the actuarial present value of the benefit commencing as of the Normal Retirement Date), with an increase for interest from the Normal Retirement Date to the SERP Transfer Date using the interest rate from the Actuarial Assumptions in effect for the calendar year of his Separation from Service.

6.4	Normal Annuity Form. For purposes of this Article, a Participant’s “Normal Annuity Form” is based on his marital status as of his SERP Transfer Date:
(a)	Married Participant. If the Participant is married (and has been married to the same spouse for the one year period ending on his SERP Transfer Date), his Normal Annuity Form is a qualified joint and 50% survivor annuity with his spouse.

(b)	Single Participant. If the Participant is not so married under subsection (a), his Normal Annuity Form is a single life annuity.
6.5	Actuarial Assumptions. For purposes of this Article and the Plan, the “Actuarial Assumptions” for a President or Above means the following assumptions:
(a)	The interest rate assumption in effect for the calendar year specified by the Plan for financial statement reporting purposes in the Form 10-K of Newell Rubbermaid Inc. under Financial Accounting Standards Board (FASB) Statement 87 for the calendar year, using the methodology for the determination of such interest rate as in effect therefor as of December 31, 2007.
(b)	The mortality assumption in effect for the calendar year specified by the Plan for financial statement reporting purposes in the Form 10-K of Newell Rubbermaid Inc. under Financial Accounting Standards Board (FASB) Statement 87 for the calendar year, using the methodology for the determination of such mortality assumption as in effect therefor as of December 31, 2007; provided, however, that the (i) mortality table shall be blended 50%/50% for males and females and (ii) mortality assumption shall be applied without any reduction for death before a Participant’s Normal Retirement Date.
6.6	Preretirement Death Benefit. Notwithstanding the provisions of this Article, if the Participant dies before his SERP Transfer Date, the Plan shall not pay a retirement benefit under this Article to any person with respect to his benefit under the Plan. Instead, the Participant shall be eligible for a preretirement death benefit from the Plan under Article VIII.

ARTICLE VII
RETIREMENT BENEFIT
(Vice President)
7.1	Retirement Benefit. If a Participant is a Vice President, is vested under Article V and incurs a Separation from Service (in this Article, a “Participant”), he shall be entitled to a “retirement benefit” from the Plan payable to him under the terms of this Article.

7.2	Payment. A Participant’s retirement benefit shall (i) commence monthly to him as of his Commencement Date (under Section 7.3), with payments beginning within 90 days thereof, (ii) equal his Benefit Amount (under Section 7.4) and (iii) be paid in his Normal Annuity Form (under Section 7.5) or an Alternative Annuity Form (under Section 7.6).

7.3	Commencement Date. For purposes of this Article and the Plan, a Participant’s “Commencement Date” means the later of the following dates:
(a)	His Commencement Effective Date; or

(b)	The first day of the month after the six-month anniversary of his Separation from Service.
Notwithstanding Section 7.2, if a Participant’s retirement benefit payments commence as a result of subsection (b) hereof, the first monthly payment of his Benefit Amount also shall include any monthly payments (without interest) that would have been made had his retirement benefit commenced on his Commencement Effective Date.

7.4	Benefit Amount. For purposes of this Article, a Participant’s “Benefit Amount” shall equal his SERP Accrued Monthly Benefit. However, if his Commencement Effective Date precedes his Normal Retirement Date, his SERP Accrued Monthly Benefit shall be reduced by .5% for each month (or 6% per year) for which his Commencement Effective Date precedes his Normal Retirement Date.

7.5	Normal Annuity Form. For purposes of this Article, a Participant’s “Normal Annuity Form” is based on his marital status as of his Commencement Effective Date, as follows:
(a)	Married Participant. If the Participant is married (and has been married to the same spouse for the one year period ending on his Commencement Effective Date), his Benefit Amount is payable in a qualified joint and 50% survivor annuity with his spouse.

(b)	Single Participant. If the Participant is not so married under subsection (a), his Benefit Amount is payable in a single life annuity.
Accordingly, if the Participant elects to receive his retirement benefit in his foregoing “married” or “single” Normal Annuity Form, the amount of his retirement benefit payments under Section 7.2 shall equal his exact Benefit Amount.

7.6	Alternative Annuity Form. In lieu of his Normal Annuity Form, a Participant may elect at any time before his Commencement Date to receive his retirement benefit in an “Alternative Annuity Form” which, for purposes of this Article, shall include the following annuity forms:
(a)	A single life annuity.

(b)	A joint and 50% survivor annuity.

(c)	A joint and 100% survivor annuity.

(d)	A single life and 10 year certain annuity.
If the Participant elects an Alternative Annuity Form, the Benefit Amount of his retirement benefit under Section 7.2 shall be the actuarial equivalent amount, using the Actuarial Assumptions (under Section 7.8) in effect for the Plan Year of his Commencement Effective Date, of his Benefit Amount payable in his “married” or “single” Normal Annuity Form.

7.7	Spousal Consent. The Participant may receive or elect his Normal Annuity Form or an Alternative Annuity Form, and designate his spouse or any other person as his survivor beneficiary under such Annuity Form, provided his spouse as of his Commencement Effective Date (if he has been married to the same spouse for the one year period ending on his Commencement Effective Date) consents to such Annuity Form and beneficiary designation within the time prescribed by the Committee prior to his Commencement Date.

7.8	Actuarial Assumptions. For purposes of this Article and the Plan, the “Actuarial Assumptions” for a Vice President means the following assumptions:
(a)	The published interest rate under Section 430(h)(2)(C)(iii) (known as the third segment rate) of the Code as in effect for the Plan Year specified under the Plan, based on the fourth applicable month which precedes the Plan Year.

(b)	The published mortality table under Section 430(h)(3) of the Code, blended 50%/50% for males and females, as in effect for the Plan Year specified under the Plan, applied without any reduction for death before a Participant’s Normal Retirement Date.
The foregoing interest rate and mortality table shall be applied without regard to any transition provisions under Section 430(h) of the Code.

7.9	Preretirement Death Benefit. Notwithstanding the provisions of this Article, if the Participant dies before his Commencement Date, the Plan shall not pay a retirement benefit under this Article to any person with respect to his benefit under the Plan. Instead, the Participant shall be eligible for a preretirement death benefit from the Plan under Article IX.

7.10	Transition Relief for Time of Payment Election. A Participant shall, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) on a form provided by the Committee, elect an age in years and months between age 60 and 65 for his Commencement Effective Date. If a Participant does not make the foregoing election in accordance with the terms of this Section, or if he makes such election but the Committee determines that at the time of his election he will not have been credited with at least 15 Years of Early Retirement Service as of the designated age, then he shall be deemed to have elected age 65. The Committee may also take any action that it deems necessary, in its sole discretion, to amend any such election of a Participant, without his consent, to conform the election to the terms of the Plan. This Section is intended to comply with IRS Notice 2007-86, any subsequent notice or guidance, and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

7.11	Subsequent Deferral Election. Notwithstanding Section 7.10, a Participant who elects his 60th birthday in his Commencement Effective Date under Section 7.10 (and currently has, or will then at age 60 have, at least 15 Years of Early Retirement Service) may make a one-time, irrevocable “subsequent deferral election” to change his age election under his Commencement Effective

Date to his 65th birthday, provided he makes such election under rules prescribed by the Committee at least 12 months before his 60th birthday. The Committee shall disregard any subsequent deferral election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.
7.12	Reemployment. If a Participant is receiving annuity payments under this Article (or if any participant is receiving annuity payments under the 2004 Plan or 1982 Plan) and he is subsequently reemployed by the Affiliated Group, the annuity payments shall continue to be paid at the same time and form as in effect before his reemployment.

ARTICLE VIII
PRERETIREMENT DEATH BENEFIT
(President or Above)
8.1	Preretirement Death Benefit. If a Participant is a President or Above, is vested under Article V and dies before his SERP Transfer Date (in this Article, a “Participant”), his beneficiary under the 2008 Deferred Compensation Plan shall be entitled to a “preretirement death benefit” from the Plan payable to the beneficiary at the same time and form of payment as the Participant’s SERP Cash Account under the 2008 Deferred Compensation Plan.

8.2	Transfer To 2008 Plan. To effect the payment under Section 8.1, the Participant’s SERP Lump Sum Amount (under Section 8.3) shall be credited to his SERP Cash Account under the 2008 Deferred Compensation Plan effective as of his SERP Transfer Date.

8.3	SERP Lump Sum Amount. For purposes of this Article, a Participant’s “SERP Lump Sum Amount” shall equal the following amount as of his SERP Transfer Date:
(a)	The actuarial present value of his applicable SERP Death Benefit (under Section 8.4), using the Actuarial Assumptions in effect for the calendar year of the Participant’s death, and calculated as an “immediate annuity” (i.e., as the actuarial present value of the foregoing benefit commencing as of his Preretirement Date), with an increase for interest from the Preretirement Date to the SERP Transfer Date using the interest rate from the Actuarial Assumptions in effect for the calendar year of his death; and

(b)	less the amount of his SERP Cash Account as of the SERP Transfer Date,

(c)	Equals his SERP Lump Sum Amount (but not below zero).
8.4	SERP Death Benefit. For purposes of this Article, a Participant’s “SERP Death Benefit” means whichever of the following benefit amounts would produce a higher lump sum value under Section 8.3(a) (as applicable):
(a)	Adjusted SERP Accrued Monthly Benefit. The Participant’s Adjusted SERP Accrued Monthly Benefit (under Section 8.5), without any reduction for commencement before his Normal Retirement Date, and payable commencing on his Preretirement Date and ending with the month of his 65th birthday (or, if later, the 15th anniversary of his death).

(b)	Spouse 50% Survivor Benefit. If the Participant has a surviving spouse (and has been married to the same spouse for the one year period ending on the date of his death), his spouse’s 50% survivor benefit amount of his “married” Normal Annuity Form under Section 6.4(a), without any reduction for commencement before his Normal Retirement Date, and payable commencing on his Preretirement Date and for only 15 years.
8.5	Adjusted SERP Accrued Monthly Benefit. For purposes of this Article, a Participant’s “Adjusted SERP Accrued Monthly Benefit” means the amount of his SERP Accrued Monthly Benefit, except as follows:
(a)	Gross Benefit. In Section 4.1(a), (i) 33.5% shall be substituted for 67% and 25% for 50% and (ii) no proration shall apply for less than 25 Years of Credited Service.

(b)	Pension Plan Benefit. In Section 4.1(b), the offset for the Pension Plan Benefit shall equal the surviving spouse’s death benefit(s) under the Pension Plan, expressed as a single life annuity for the life of the surviving spouse commencing on the Participant’s Normal Retirement Date (including, if necessary, after any actuarial conversion using applicable actuarial assumptions under the Pension Plan as in effect as of December 31, 2007). The foregoing surviving spouse’s death benefit shall be based on (i) the Participant’s surviving spouse (if he has been married to the same spouse for the one year period ending on the date of his death) or, if the Participant is not so married, a spouse having the same age and (ii) the benefit to which the Participant would have been entitled had the Pension Plan not been frozen for future benefit accruals and suspended for new participants effective December 31, 2004.
(c)	Social Security Benefit. In Section 4.1(c), no offset will apply for the Participant’s Social Security Benefit.
8.6	2008 Plan. Consistent with the provisions of this Article, if a Participant dies on or after his SERP Transfer Date, the Participant’s SERP retirement benefit under Article VI will have been transferred to the 2008 Deferred Compensation Plan and no preretirement death benefit will be payable from the Plan. In this case, the Plan will pay the death benefit applicable to the Participant’s SERP Cash Account under the terms of the 2008 Deferred Compensation Plan.

ARTICLE IX
PRERETIREMENT DEATH BENEFIT
(Vice President)
9.1	Preretirement Death Benefit. If a Participant is a Vice President, is vested under Article V and dies before his Commencement Date (under Section 7.3) (in this Article, a “Participant”), his surviving spouse, if married to him for at least the one year period ending on the date of his death (in this Article, the “Spouse”), or his Dependent Children (under Section 9.7) or Surviving Children (under Section 9.8), shall be entitled to a “preretirement death benefit” from the Plan payable under the terms of this Article. If the Participant dies without a Spouse, Dependent Children or Surviving Children, his preretirement death benefit is not paid to any person.

9.2	Payment. A Participant’s preretirement death benefit shall (i) commence monthly to the Spouse (or, if applicable, to the Participant’s Surviving Children under Section 9.6) as of the Participant’s Preretirement Date, with payments beginning within 90 days thereof, (ii) equal his Benefit Amount (under Section 9.3) and (iii) be paid for 15 years.

9.3	Benefit Amount. For purposes of this Article, a Participant’s “Benefit Amount” shall equal the greater of the following amounts:
(a)	Adjusted SERP Accrued Monthly Benefit. The Participant’s Adjusted SERP Accrued Monthly Benefit (as calculated for him under Section 8.5 as if he were a President or Above), without reduction for commencement before his Normal Retirement Date.

(b)	Spouse 50% Survivor Benefit. If the Participant has a Spouse, the 50% survivor benefit the Spouse would receive if the Participant received his SERP retirement benefit under Article VII in his “married” Normal Annuity Form under Section 7.5(a) commencing on his Normal Retirement Date, without reduction for commencement before his Normal Retirement Date.
9.4	Remarriage of Spouse. If at the remarriage of the Spouse the Participant has Dependent Children, any remaining benefit payments under Section 9.2 being paid to his Spouse shall continue to be paid instead to his Dependent Children (in equal shares) for as long as they are Dependent Children. When the Participant’s Dependent Children are no longer Dependent Children, any remaining benefit payments under Section 9.2 shall resume to his remarried Spouse.

9.5	Death of Spouse. If at the death of the Spouse the Participant has Surviving Children, any remaining benefit payments under Section 9.2 being paid to his Spouse (or his Dependent Children under Section 9.4) shall continue to be paid instead to his Surviving Children (in equal shares), per stirpes.

9.6	Death Without Spouse. If the Participant dies without a Spouse but with Surviving Children, the preretirement death benefit under Section 9.2 shall be paid to the Participant’s Surviving Children (in equal shares), per stirpes.

9.7	Dependent Children. For purposes of this Article, a Participant’s “Dependent Children” means his unmarried children under (i) age 18 or (ii) age 22, if a full-time student at an elementary or secondary school, a vocational or professional school or an accredited college or university as an undergraduate or graduate student.

9.8	Surviving Children. For purposes of this Article, a Participant’s “Surviving Children” means his living children on the date of his death. If a Participant’s child has predeceased the Participant with issue, the predeceased child shall be considered a Surviving Child.

9.9	Retirement Benefit. Consistent with the provisions of this Article, if a Participant dies on or after his Commencement Date (under Section 7.3), no preretirement death benefit will be payable from the Plan. In this case, the Plan will pay the death benefit applicable to the Participant’s SERP retirement benefit under Article VII.

ARTICLE X
SPECIAL PROVISIONS
10.1	Disability During Employment. If a Participant becomes disabled or unable to work due to injury or sickness while an employee with the Affiliated Group, his participation in the Plan shall not be suspended until the date of his Separation from Service and, thereafter, he shall cease to accrue further increases to his SERP Accrued Monthly Benefit, and his SERP Accrued Monthly Benefit shall be calculated as of the date of his Separation from Service. The Participant’s vested status and the payment of his benefit under the Plan will be subject to the remaining provisions of the Plan (including, in the case of a President or Above, the offset for his SERP Cash Account). However, if approved by the Committee, while the Participant is receiving salary continuation benefits, he shall continue to be credited with (i) Years of Credited Service to determine his vested status for involuntary termination purposes under the SERP under Section 5.1(b) and (ii) Years of Early Retirement Service for purposes of his Early Retirement Date (as applicable only to a Vice President).

10.2	Leaves of Absence, Severance Pay. A Participant’s annual compensation and Years of Credited Service shall include leaves of absence authorized by the Company and such other periods of employment as determined by the Committee. However, the Participant’s annual compensation and Years of Credited Service shall not include any period following his Separation from Service during which he receives severance pay.

10.3	Actuarial Assumptions. The Company may amend the Plan to change the Actuarial Assumptions, subject to applicable law and the requirements of Section 409A of the Code. A Participant or any beneficiary shall not be entitled to any grandfathering of benefits in the event of any change in Actuarial Assumptions, subject to applicable law and the requirements of Section 409A of the Code. For purposes of actuarially equivalent Alternative Annuity Forms under Section 7.6, at any given time the same Actuarial Assumptions and methods must be used in valuing each Alternative Annuity Form in determining whether the payments are actuarially equivalent and such Actuarial Assumptions and methods must be reasonable. The foregoing requirement applies over the entire term of the Participant’s participation in the Plan, such that the Alternative Annuity Form’s payments must be actuarially equivalent at all times. The same Actuarial Assumptions and methods need not be used over the term of a Participant’s participation in the Plan. Accordingly, the Company may amend the Plan to change the Actuarial Assumptions and methods used to determine the payments under the Alternative Annuity Forms, provided that all of the Actuarial Assumptions and methods are reasonable.

10.4	Discretionary Acceleration of Payments. The provisions of the 2008 Deferred Compensation Plan shall govern the discretionary acceleration of payments for a Participant who is a President or Above. For a Participant who is a Vice President, to the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.
(a)	Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)	Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)	Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)	Limited Cash-Outs. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)	Payment Upon Income Inclusion Under Section 409A. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)	Certain Payments to Avoid a Nonallocation Year Under Section 409(p). Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.
(g)	Payment of State, Local, or Foreign Taxes. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)	Certain Offsets. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the service recipient’s (as defined in Section 409A of the Code) taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)	Bona Fide Disputes As To A Right To A Payment. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j)	Plan Terminations and Liquidations. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 12.2.

(k)	Other Events and Conditions. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in the Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

10.5	Delay of Payments. The provisions of the 2008 Deferred Compensation Plan shall govern the delay of payments for a Participant who is a President or Above. For a Participant who is a Vice President, to the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
(a)	Payments Subject To Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section, then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (I) the last day of the taxable year of the Company in which the six month anniversary occurs or (II) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this Section. For purposes of this Section, the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)	Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)	Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
10.6	Actual Date of Payment. The provisions of the 2008 Deferred Compensation Plan shall govern the actual date of payment for a Participant who is a President or Above. For a Participant who is a Vice President, to the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in the Plan, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern.

Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
10.7	Discharge of Obligations. The payment to a Participant who is a Vice President or his beneficiary of his entire benefit under the Plan, or the transfer of the entire Plan benefit of a Participant who is a President or Above to the 2008 Deferred Compensation Plan, shall discharge all obligations of the Affiliated Group to such Participant or beneficiary under the Plan with respect to that Plan benefit.

10.8	USERRA. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to payment elections and subsequent deferral elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

10.9	Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or beneficiaries. The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under the Plan is not warranted or guaranteed. Neither the Company, an Affiliate, the Board, nor the Committee (nor any of its designees) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, beneficiary or other taxpayer as a result of the Plan.

Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, means that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or beneficiary under Section 409A(a)(1) of the Code.

ARTICLE XI
ADMINISTRATION AND FINANCING
11.1	Plan Administration. The SERP is administered by the Committee. The Committee is responsible for the administration of the SERP and may also delegate certain administrative functions to other persons. The Committee possesses the sole and absolute discretionary authority to interpret and construe the provisions of the SERP, as well as to make all determinations under the SERP, such as eligibility, benefits, service credit and distributions. The Committee’s interpretations and determinations are conclusive on all interested parties.

11.2	Claims Procedures. Any Participant or beneficiary (a “Claimant”) who believes that he is entitled to a benefit under the Plan which he has not received may submit a claim to the Committee. Claims for benefits under the Plan shall be made in writing, signed by the Claimant or his authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he relies in making such claim. A claim shall be deemed filed when received by the Committee.

In the event a claim for benefits is wholly or partially denied by the Committee, the Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary and (iv) an explanation of the Plan’s review procedure.

Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits. Appeal requests under the Plan shall be made in writing, signed by the Claimant or his authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he relies in making such appeal. An appeal request shall be deemed filed when received by the Committee.

The Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to 120 days. The Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent Plan provisions upon which the denial is based, (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.
11.3	Committee Authority. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the SERP and decide or resolve any and all questions including interpretations of the SERP, as provided under Section 11.1. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under the SERP.

11.4	Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company or Committee.

11.5	Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.6	Indemnity of Committee. The Company and each Participating Affiliate shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

11.7	Plan Financing. The Company and the Participating Affiliates are responsible for providing retirement benefits. All benefits payable under the Plan are paid from the general assets of a Participant’s employer, whether the Company or a Participating Affiliate, and shall be a general unsecured claim of the employer. A trust, which is considered part of his employer’s general assets, may be established to pay benefits for the Traditional SERP Benefit pursuant to Section 11.11. In the event of a change in control (as defined in the Newell Rubbermaid Inc. 2003 Stock Plan, as amended from time to time), assets in the trust shall be used to pay his benefit. If the Participant’s employer, whether the Company or a Participating Affiliate, therefore, ever experiences bankruptcy or insolvency, he shall be an unsecured creditor thereof. The Participant’s claim against the employer’s assets shall be considered together with its other unsecured general creditors.

11.8	Unfunded Plan. The SERP is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Company or Participating Affiliate may terminate the SERP and make no further benefit payments, or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the SERP constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt, subject to the requirements of Section 409A of the Code.

11.9	Company Obligation. The obligation to make benefit payments to any Participant under the SERP shall be an obligation solely of the Company or a Participating Affiliate with respect to the benefit receivable from the Company or a Participating Affiliate and shall not be an obligation of another company.

11.10	Unsecured General Creditor. A Participant and his beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company or a Participating Affiliate, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company or a Participating Affiliate. Such policies or other assets shall not be held for the benefit of Participants and their beneficiaries, or held in any way as collateral security for the fulfilling of the obligations of the Company or a Participating Affiliate under the SERP. Any and all of the assets of the Company and a Participating Affiliate shall be, and remain, the general, unpledged, unrestricted assets thereof. The Company and Participating Affiliate’s obligations under the SERP shall be that of an unfunded and unsecured promise to pay money in the future.

11.11	Trust Fund. The Company or a Participating Affiliate shall be responsible for the payment of all benefits provided under the SERP regarding a Participant employed by the Company or Participating Affiliate. At its discretion, the Company may establish one or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company or Participating Affiliate’s creditors. To the extent any benefits provided under the SERP are actually paid from any such trust, the Company or Participating Affiliate shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company or Participating Affiliate.

ARTICLE XII
AMENDMENT AND TERMINATION
12.1	Amendment. The plan sponsor of the Plan is the Company, which has the right to terminate or amend the provisions of the Plan for any reason and at any time, including the reduction of accrued benefits and optional forms of payment under the Plan. Any amendment may provide different benefits or amounts of benefits from those set forth hereunder. However, the termination or amendment of the Plan shall not violate applicable law or the requirements of Section 409A of the Code.

12.2	Payments Upon Termination of Plan. In the event that the Plan is terminated, the vested benefits of a Participant shall be paid to the Participant or his beneficiary on the dates on which the Participant or his beneficiary would otherwise receive payments hereunder (or, if applicable, under the 2008 Deferred Compensation Plan) without regard to the termination of the Plan. Notwithstanding the preceding sentence, and subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service:
(a)	Liquidation; Bankruptcy. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire vested benefit to the Participant or, if applicable, his beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	Change in Control. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire vested benefit to the Participant or, if applicable, his beneficiary pursuant to an irrevocable action taken by the Board within the 30 days preceding or the 12 months following a Change in Control, provided that this subsection will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(c)	Discretionary Terminations. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire vested benefit to the Participant or, if applicable, his beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.
(d)	Other Events. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire vested benefit to the Participant or, if applicable, his beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE XIII
MISCELLANEOUS
13.1	Nonalienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 10.4(a), the Committee may honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or beneficiary’s interest under the Plan to an “alternate payee” as defined in Section 414(p) of the Code.

13.2	Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

13.3	Gender and Number. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine and the neuter in all cases where they would so apply; and, wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.4	Captions. The captions of the articles, sections and paragraphs of the SERP are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.5	Governing Law. The provisions of the SERP shall be construed and interpreted according to the laws of the State of Delaware, except to the extent preempted by ERISA.

13.6	Validity. In case any provision of the SERP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof and the SERP shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

13.7	Notice. Any notice or filing required or permitted to be given to the Committee under the SERP shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Committee or the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant, eligible spouse, surviving spouse or beneficiary shall be directed to the individual’s last known address in the Company’s records.

13.8	Successors. The provisions of the SERP shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or a Participating Affiliate, and successors of any such corporation or other business entity.

13.9	Withholding. The Company shall withhold from payments made hereunder to any Participant or beneficiary any taxes required to be withheld from such payments under federal, state or local law.

13.10	Payment to Guardian. If a SERP benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such SERP benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the SERP benefit. Such distribution shall completely discharge the Company and Participating Affiliate from all liability with respect to such benefit.

13.11	Miscellaneous Employment. The establishment of the SERP does not give a Participant the legal right to be continued as an employee. The Company or any Affiliate may terminate a Participant’s employment whenever, in its judgment, it becomes necessary to do so, subject to the applicable terms of an employment agreement. Further, a Participant’s eligibility or his right to benefits under the SERP should not be interpreted as any guarantee of employment.

13.12	Reclassification. In the event that any lawsuit or any settlement thereof or any claim, or if any governmental agency, court or other governing body, requires the Company to reclassify the employment status of any individual who is excluded from participation under the SERP, such reclassified individual nevertheless shall not be considered an eligible employee or otherwise eligible for the SERP and, therefore, shall not be entitled to accrue benefits under the SERP as a result thereof.

ARTICLE XIV
2004 PLAN
14.1	Grandfathered Participant. The 2004 Plan as in existence on October 3, 2004 shall exclusively govern the benefits payable to any participant of the 2004 Plan who was vested as of December 31, 2004, ceased to be an employee of the Affiliated Group prior to January 1, 2005 and otherwise accrued no further benefit under the 2004 Plan after December 31, 2004 (a “Grandfathered Participant”). A Grandfathered Participant, therefore, includes an individual who was in pay status under the 2004 Plan as of December 31, 2004 or who ceased to be an employee of the Affiliated Group prior to January 1, 2005 and who was entitled to a vested benefit under the 2004 Plan (even if the benefit had not begun by December 31, 2004). The 2004 Plan as in existence on October 3, 2004 has not been modified with respect to any Grandfathered Participant. Accordingly, pursuant to the foregoing, the 2004 Plan as in existence on October 3, 2004 shall continue to apply by its terms to each Grandfathered Participant, without regard to any provision of Section 409A of the Code.

14.2	Interim Participant. The 2004 Plan as amended after October 3, 2004 (under which benefits commenced at the same time as the Pension Plan) shall govern the benefits payable to each participant of the 2004 Plan who was an employee of the Affiliated Group at any time on or after January 1, 2005 but not on and after January 1, 2008 and had commenced receipt of benefits by December 31, 2007 (an “Interim Participant”). An Interim Participant, therefore, includes an individual who ceased to be an employee of the Affiliated Group prior to January 1, 2008 and commenced his benefit under the 2004 Plan. Accordingly, pursuant to the foregoing, the 2004 Plan shall apply to each Interim Participant and the Plan hereunder shall not apply to the benefit of the Interim Participant, except as provided by Section 14.3 and under the provisions of the Plan regarding the reemployment of any Interim Participant. Further, the benefit of an Interim Participant being paid under the 2004 Plan shall be fixed and not change, except as permitted under Section 409A of the Code.

14.3	2004 Plan, Retroactive Section 409A Amendment. The Company’s adoption of the Plan hereunder shall be considered an amendment to the 2004 Plan as in effect on January 1, 2005, to be effective as of January 1, 2005, to comply with Section 409A of the Code with respect to any Participant of the Plan hereunder who was a participant of the 2004 Plan and an employee of the Affiliated Group at any time on or after January 1, 2005 and, therefore, including an Interim Participant (together, a “2004 Plan Participant”).

The foregoing amendment to the 2004 Plan regarding a 2004 Plan Participant shall include compliance with Section 409A of the Code in the manner provided under Section 10.9 and any other Section of the Plan which refers to Section 409A of the Code which was in effect under Section 409A of the Code during the period through December 31, 2007, subject to the application of any transition relief available under Section 409A of the Code.

The foregoing amendment to the 2004 Plan to effect compliance with Section 409A of the Code, as applicable solely to a 2004 Plan Participant, therefore, shall not include a Grandfathered Participant. The 2004 Plan as in existence on October 3, 2004 shall not be considered amended to comply with Section 409A of the Code for any Grandfathered Participant and, therefore, the provisions of such 2004 Plan shall hereafter continue to apply to each Grandfathered Participant in the manner provided under Section 14.1.

     IN WITNESS WHEREOF, Newell Operating Company has caused this instrument to be executed by its duly authorized officer on this 25th day of February, 2008.

NEWELL OPERATING COMPANY
By:	/s/ James M. Sweet
James M. Sweet, Executive Vice President —
Human Resources (CHRO)